Exhibit 99.1

Contact for

Media and Investor Relations:

Kathleen O’Donnell

NitroMed, Inc.

781-266-4192

FOR IMMEDIATE RELEASE

NITROMED REPORTS FINANCIAL RESULTS FOR THE SECOND QUARTER 2004

Company Accelerates Preparations for Anticipated Launch of BiDil®

 Conference Call Today, August 11 at 9:00 a.m. Eastern Time

Lexington, MA – August 11, 2004 – NitroMed, Inc. (NASDAQ: NTMD), today reported financial results for the second quarter ended June 30, 2004. The company also reported on recent corporate achievements, including the early halt to its Phase III clinical trial of BiDil, its lead drug in development for the treatment of African Americans with heart failure. The trial was stopped in July 2004 because of the significant survival benefit seen with the drug.

The company also announced today that it has entered into a letter of intent to finalize an agreement with Publicis Selling Solutions of New Jersey to establish a NitroMed sales force.  Publicis will assist NitroMed in creating a specialized sales force of up to approximately 200 people, which is expected to be on board in the first quarter of 2005 and ready to launch BiDil as soon as it is approved for marketing by the FDA.

Total revenue for the three months ended June 30, 2004 was $2.3 million compared to $1.7 million for the three months ended June 30, 2003. The $0.6 million, or 38 % increase in revenue in the 2004 period is primarily attributable to milestone revenue recognized from the agreement with Merck to develop nitric-oxide enhanced COX-2 inhibitors, which is being recognized ratably over the collaboration period.  For the six months ended June 30, 2004 revenue totaled $4.7 million compared to $3.4 million for the comparable period last year. The $1.3 million, or 38%, increase in revenue in the six months ended June 30, 2004 was primarily due to milestone revenue recognized from the Merck collaboration, which is being recognized ratably over the collaboration period.

Research and development expense for the three months ended June 30, 2004 was $5.1 million compared to $4.2 million for the three months ended June 30, 2003.  The $0.9 million, or 20 % increase in research and development expense is primarily due to additional costs of $0.9 million associated with the BiDil clinical program, which reflects an increase in the number of clinical sites and the enrollment of additional patients in the trial.   For the six months ended June 30, 2004 research and development expense totaled $10.7 million compared to $8.7 million for the comparable period last year.  The $2.0 million, or 22%, increase in research and development

-MORE-

expenses in the six months ended June 30, 2004 is primarily due to additional costs of $1.8 million associated with the BiDil clinical program, which reflects an increase in the number of clinical sites and the enrollment of additional patients in the trial.

General and administrative expense for the three months ended June 30, 2004 was $2.3 million compared to $0.7 million for the three months ended June 30, 2003. The $1.6 million, or 230% increase is primarily attributable to increased costs of approximately $0.8 million associated with operating as a public company and approximately $0.6 million associated with expenses relating to preparing for the possible launch of BiDil.  For the six months ended June 30, 2004 general and administrative expense totaled $3.8 million compared to $1.3 million for the comparable period last year.  The $2.5 million, or 192% increase in general and administrative expenses in the six months ended June 30, 2004 is primarily due to increased costs of approximately $1.5 million associated with operating as a public company and approximately $0.9 million associated with expenses relating to preparing for the possible launch of BiDil.

The Company’s net loss attributable to common shareholders for the quarter ended June 30, 2004 was $4.7 million or $0.18 loss per share compared to a loss of $3.8 million or $3.88 loss per share for the same period in 2003.  For the six months ended June 30, 2004 the net loss attributable to common shareholders totaled $9.3 million or $0.36 loss per share compared to a loss of $7.7 million or $7.80 loss per share for the comparable period last year.

At June 30, 2004, the Company had cash, cash equivalents and marketable securities of $82.5 million.

Highlights of other recent corporate events include:

•                  The independent Data and Safety Monitoring Board (DSMB) of the A-HeFT confirmatory Phase III clinical trial unanimously recommended in July 2004 that the trial be stopped early because of the statistically significant survival benefit observed with BiDil.

•                  The preliminary A-HeFT data also indicated that:

•                  the statistically significant survival benefit seen with BiDil was consistent with and confirmed by the primary composite endpoint of mortality, hospitalization and quality of life.

•                  serious adverse events and cardiovascular events in particular, were also less frequently observed in the BiDil arm of the trial.

•                  The company named Mark Pavao, a former Bristol Myers Squibb marketing executive, Senior Vice President of Marketing and Sales.

•                  The company’s partner, Merck, advanced NitroMed’s lead nitric oxide-enhancing COX 2 inhibitor into Phase II clinical trials.  NitroMed and Merck are engaged in three-year collaboration to develop proprietary nitric oxide COX-2 inhibitors to treat pain and inflammation and other conditions and diseases.

•                  The company continued the preclinical development of a nitric oxide-enhanced paclitaxel coated stent with Boston Scientific.

Commenting on the company’s recent achievements, Michael D. Loberg, Ph.D., President and Chief Executive Officer, NitroMed said, “The last few weeks have been exciting times for NitroMed as we move closer toward the commercialization of BiDil – that’s about a year earlier than we had anticipated.  Our team is working hard to move us to the final steps of the regulatory process and to be ready for a successful product launch, assuming the FDA approves BiDil.  We are confident in our ability to be able to launch BiDil and ensure its market exclusivity.  In addition to our great news about BiDil, we are continuing to make important strides with our Merck and Boston Scientific partnerships.  Merck has advanced our lead COX-2 inhibitor into Phase II clinical trials.  Indeed, we have had exciting and welcome outcomes.”

The Company’s projected business outlook and financial guidance for 2004 and Q1 2005 includes:

•                  Data analysis of the A-HeFT clinical trial to be available in Q4 of 2004.

•                  The commercial resources and sales force to be in place in Q1 of 2005, ready to launch BiDil if and when the FDA approves it for marketing.

•                  The company remains on track with respect to achieving total R&D revenue of $8-10 million for the year ended December 31, 2004.  The company expects that total operating expenses will be higher than previously forecast and year-end cash will be lower than previously forecast as a result of the accelerated commercial activities it is undertaking to support an expected earlier than previously planned product launch of BiDil.

CONFERENCE CALL TODAY – INFORMATION

NitroMed will hold a conference call today, August 11, 2004 at 9:00 a.m. Eastern to discuss the second quarter earnings and corporate developments and answer questions. The conference may be heard live via the investor relations section of the NitroMed website at www.nitromed.com.

In the United States, the call can also be accessed by dialing 800-295-3991. The participant passcode is 47967503.

The international dial in number is 617-614-3924. The participant passcode is 47967503.

A replay of the call will be available by dialing in the United States 888-286-8010.  The international dial in number for replay is 617-801-6888.  The replay passcode is 11601557.

About NitroMed, Inc.

NitroMed is an emerging pharmaceutical company that discovers, develops and seeks to commercialize proprietary pharmaceuticals based on the therapeutic benefits of the naturally occurring molecule nitric oxide. The Company uses its expertise in nitric oxide biology and chemistry in an effort to develop both novel drugs, as well as safer, more effective versions of existing drugs. Research and development efforts focus on major diseases that are characterized by a deficiency in nitric oxide, such as cardiovascular and inflammatory diseases. BiDil®, the Company’s lead product in development, is an orally administered nitric oxide-enhancing medicine being investigated for the treatment of heart failure in African Americans. Because of the significant survival benefit seen with BiDil, NitroMed prematurely halted its confirmatory phase III clinical trial of the drug. The action was taken on July 19, 2004 and followed the unanimous recommendations of both the trial’s independent Data and Safety Monitoring Board (DSMB) and its Steering Committee.  Over 1,000 patients in 162 sites across the United States were enrolled in the double blind placebo controlled trial, known as the African American Heart Failure Trial or A-HeFT. The Association of Black Cardiologists is a joint sponsor of the study. Collaborative partnerships are a key element of the Company’s business strategy. NitroMed has agreements with Merck to jointly develop nitric oxide COX-2 inhibitors and with Boston Scientific to jointly develop nitric oxide coated cardiovascular stents.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for the Company, including statements regarding the Company’s plans for the launch of BiDil® in 2005, its financial forecasts, its ability to establish a sales force by the first quarter of 2005 as well as statements containing the words “believe,” “anticipate,” “plan,” “expect,” “will,” “may,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: difficulties or delays relating to required regulatory approvals to develop, market and sell BiDil and the Company’s other products under development; the Company’s ability to develop or successfully contract for the sales, marketing and manufacturing competencies required to launch BiDil and any other product candidates for which it may receive regulatory approval; the Company’s ability to successfully complete clinical trials of its products under development; the Company’s dependence on corporate collaborators to develop, manufacture, market and sell products based upon its technologies; the Company’s failure to obtain or maintain intellectual property protection and required licenses for its technologies and products under development; the Company’s ability to obtain the substantial additional funding required to conduct research and development, manufacturing, marketing and sales of its products under development; and other factors discussed in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, which is filed with the SEC. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this release. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

NitroMed, Inc. selected financial information follows.

NitroMed, Inc. - Second Quarter 2004 Results

NitroMed, Inc.

SELECTED FINANCIAL INFORMATION

(in thousands, except per share amounts)

CONDENSED BALANCE SHEETS

As of June 30, 2004 and December 31, 2003

	June 30, 2004	December 31, 2003
	(unaudited)
ASSETS

Cash and marketable securities	$82,543	$97,088
Other assets	3,898	2,082

Total assets	$86,441	$99,170

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$10,079	$10,446
Long term portion of deferred revenue	3,462	6,925
Stockholders’ equity	72,900	81,799

Total liabilities and stockholders’ equity	$86,441	$99,170

CONDENSED STATEMENTS OF OPERATIONS
For the three and six months ended June 30, 2004 and 2003

	Three Months Ended June 30		Six Months Ended June 30
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Research and development	$2,331	$1,694	$4,662	$3,388

Expenses:
Research and development	5,085	4,242	10,713	8,677
General and administrative	2,261	687	3,797	1,252

Total expenses	7,346	4,929	14,510	9,929

Loss from operations	(5,015)	(3,235)	(9,848)	(6,541)

Other income, net	315	85	592	204

Net loss	(4,700)	(3,150)	(9,256)	(6,337)

Dividends and accretion to redemption value of redeemable convertible preferred stock	—	(675)	—	(1,349)

Net loss attributable to common stockholders	$(4,700)	$(3,825)	$(9,256)	$(7,686)

Net loss per common share, basic and diluted	$(0.18)	$(3.88)	$(0.36)	$(7.80)

Average common shares outstanding, basic and diluted	25,696	985	25,648	985